QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

CAUTIONARY STATEMENT REGARDING RISKS AND UNCERTAINTIES RELATING TO OUR
FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES REFORM ACT OF 1995

        We caution readers that the important factors set forth below, as well as factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this report, our future filings with the Securities and Exchange Commission, our press releases and oral statements made by or on behalf of our Company.

        Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The words "estimate", "project", "anticipate", "expect", "intend", "believe", "target", "potential", "outlook" and similar expressions are intended to identify forward-looking statements. Among these statements are those concerning

  •
  Our revenues, earnings and earnings per share for the year 2002 and subsequent periods,

  •
  Our liquidity and the sufficiency of our working capital and other sources of liquidity for the conduct of our business,

  •
  Our anticipated growth and business strategies,

  •
  Our expected growth in international markets,

  •
  Our ability to expand into new markets such as HDTV towers,

  •
  Anticipated trends and conditions in the telecommunications industry,

  •
  Our future capital needs and plans for capital expenditures,

  •
  Our ability to complete, on time and on budget, large scale projects, such as our Commonwealth of Pennsylvania project, where we act as a project manager, as well as a manufacturer,

  •
  Our continued ability to decrease costs and maintain or increase our margins, and

  •
  Our ability to compete.

        Our forward-looking statements regarding these and other matters are based on certain assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions, and expected future developments, as well as other factors it believes are appropriate in the circumstances.

        Important factors that could cause actual results to differ materially from those implicit in our forward-looking statements include, without limitation, those discussed below.

        We are likely to breach certain financial covenants under our credit agreement unless our bank lenders agree to amend the agreement.

        Our credit agreement contains certain financial covenants on the Company. We were unable to meet certain financial covenants at the end of the third quarter, 2001 and as a result were in default under the credit agreement. We entered into two forbearance agreements with certain of our bank lenders and in January 2002 signed an amendment to our credit agreement with all bank lenders. The amended credit agreement increased the interest rates under the credit facility, reduced the amount of the revolving portion of the facility, moved forward the maturity date of the facility to June 30, 2003 and revised the financial covenants. Although EBITDA was positive for the first two months of 2002, it is likely that we will not attain the amount of EBITDA required under our amended credit agreement commencing in April 2002 and will breach other financial covenants thereafter. We are currently in discussions with our bank lenders to modify certain EBITDA related covenants.

        Our breach or failure to comply with any of these financial covenants could result in a default under our credit facility. If we default under our credit agreement, which now appears likely unless our bank lenders agree to amend the agreement, the lenders could cease to make further extensions of credit, cause all of our outstanding debt obligations under our credit facility to become due and payable, require us to apply all of our available cash to repay the indebtedness under our credit facility and prevent us from making debt service payments on any other indebtedness we owe. If the indebtedness under our credit facility is accelerated, we may not have sufficient assets to repay amounts due under our credit facility or other debt agreements then outstanding. In addition, if we default under our credit agreement, the bank lenders could foreclose on the collateral securing that facility, which includes substantially all of our assets.

        We are experiencing difficulty in acquiring bonds required for a significant portion of our business. An inability to acquire these bonds would likely have a material adverse effect on our business, financial condition and results of operations.

        A portion of the revenue recognized in our Construction and Enclosure segments is generated from contracts that require the posting of bid and performance bonds. A bid bond is required to be posted prior to the submission of a proposal and a performance bond is required to be posted for awarding a contract. In the Construction segment, this revenue relates to complete turn-key jobs, and in the Equipment Enclosure segment this revenue relates to installation services.

        The Company is experiencing difficulty in acquiring bonds for new proposals and contracts. Although the Company is currently in discussions with certain bonding agencies, to date these bonding agencies have indicated that they are unwilling to provide bonds to the Company unless it provides a letter of credit to ensure its payment obligations in respect of the bonds or provides the bonding agencies with sufficient collateral to secure these obligations. Substantially all of the Company's assets are pledged as collateral under the credit facility, and thus cannot support the bonding requirements without the unanimous agreement of the lenders under the credit facility. The Company has informed its bank lenders of the difficulty in acquiring bonding and the potential impact on the future business if the Company is unable to secure these bonds. The bank lenders have requested updated financial information from the Company in order to evaluate the Company's bonding situation, but have preliminarily indicated that the issuance of a letter of credit to support bonds is unlikely. The inability to acquire new bonds would impact the Company's ability to win certain new construction and installation contracts and is likely to have a material adverse effect on the Company's business, financial condition and results of operations.

        We depend on the continued growth in demand for wireless and fiber optic communications services and the continued access of our direct and indirect customers to capital in order to fund expansion. Decreases in the growth rates for consumption of wireless or fiber optic communications services, the build out or upgrading of networks to provide those services, or the inability for communications service providers to raise capital, could reduce demand for our products and adversely impact our revenues and operating results.

        Achievement of our business objectives depends on the continued growth of the wireless and fiber optic communications industries. If these industries do not continue to grow, the demand for our products and services may not continue to develop.

        While the wireless and fiber optic communication service industries have made substantial investments in the build out of communications infrastructure since 1999, more recently companies in this sector have found it more difficult to raise capital. This was especially true in 2001 with build to suit and wireless companies demonstrating significant reductions in build out plans through the end of the year. The fiber optics industry is experiencing over capacity and as a result the continued build out of fiber optics lines has slowed significantly. The current situation with capital constraints and over capacity, if continued, will continue to impede the growth and upgrading of wireless and fiber optic communications infrastructure and could reduce demand for our products.

        Many of our customers may terminate contracts with minimal or no penalty before completion, or delay delivery of previously placed orders; this could adversely affect our backlog (or "bookings"), revenues and earnings.

        Most of the agreements we have with our customers, including contracts we include in our backlog, allow those customers to terminate their contracts with little or no penalty or require delivery of a purchase order or similar authorization in order for us to produce and complete delivery of the relevant product or service. As a result, often the customer maintains the ability to cancel or delay, indefinitely or significantly, the delivery of products or services. When a customer cancels an order or withdraws a firm delivery date, that order is removed from our backlog. The exercise by a significant portion of our customers of these termination or deferral rights could adversely affect our backlog, revenues and earnings.

        Our industry is highly competitive. Competitive pressures have in the past, and could again in the future, adversely affect our revenues and operating margins.

        The telecommunications infrastructure industry is highly competitive. We face substantial competition in the Tower Structures, Equipment Enclosures and Construction Services segments of our business from established competitors, some of which have greater financial, engineering, manufacturing, and marketing resources than us. Our competitors can be expected to continue to improve the design of their products, to introduce new products with competitive prices and performance characteristics and to improve customer service. Competitive pressures caused an erosion in our operating margins in 1998, early 1999 and in the second half of 2001 adversely affecting our earnings. As a result, we have experienced a significant reduction in our operating margins since the middle of 2001. We anticipate continued softening demand in sales and continued erosion of our operating margins through at least the first half of 2002. In the future, particularly in the event of further softening demand for our products, competitive pressures could necessitate further price reductions, adversely affecting operating results.

        Our indebtedness could restrict our operations, make us more vulnerable to adverse economic conditions and make it more difficult for us to implement our business strategy and achieve the objectives of that strategy.

        Our current and future indebtedness could have important consequences to us. For example, it could:

  •
  impair our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate or other purposes

  •
  limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal and interest payments on our indebtedness

  •
  put us at a competitive disadvantage to less leveraged competitors

  •
  hinder our ability to adjust rapidly to changing market conditions

  •
  increase our vulnerability in the event of a business or general economic downturn

  •
  increase our vulnerability to interest rate increases to the extent our variable-rate debt is not effectively hedged, and

  •
  limit, along with the financial and other restrictive covenants in our indebtedness, our ability to make investments or take other actions or borrow additional funds.

        Our ability to repay or refinance our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to financial, business and other factors, many of which are beyond our control. These factors could include operating difficulties, increased operating costs or raw material prices, the response of competitors, regulatory developments and delays in implementing strategic projects. Our ability to meet our debt service and other obligations may depend in significant part on the extent to which we can successfully implement our business strategy. We may not be able to implement our business strategy or the anticipated results of our strategy may not be realized.

        If, in the future, we cannot generate enough cash from operations to make scheduled payments on our indebtedness, we may be required to reduce or delay capital expenditures, refinance our indebtedness, obtain additional financing or sell assets. Our business may not be able to generate sufficient cash flow, and we may not be able to obtain funding sufficient or utilize other means to satisfy our debt service requirements.

        The operating and financial restrictions imposed by our credit facility could negatively affect our ability to finance operations and capital needs or to engage in other business activities.

        Our credit facility contains covenants that limit our ability and our subsidiaries' ability to:

  •
  incur additional indebtedness

  •
  incur liens on property or assets

  •
  make acquisitions

  •
  merge or consolidate with third parties

  •
  make restricted payments and investments

  •
  pay dividends and make distributions

  •
  repurchase or redeem capital stock

  •
  dispose of assets

  •
  guarantee obligations

  •
  enter into sale and leaseback transactions, and

  •
  engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

        In addition, our credit facility contains financial covenants, including:

  •
  a maximum ratio of total debt to EBITDA

  •
  a minimum fixed charge coverage ratio

  •
  a maximum ratio of book value to our non-guarantor subsidiaries to our consolidated book value

  •
  a minimum EBITDA test, and

  •
  a minimum net worth test.

        Our ability to meet these covenants and requirements in the future may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our breach or failure to comply with any of these financial covenants could result in a default under our credit facility. If we default under our credit agreement, which now appears likely unless our bank lenders agree to amend the agreement, the lenders could cease to make further extensions of credit, cause all of our outstanding debt obligations under our credit facility to become due and payable, require us to apply all of our available cash to repay the indebtedness under our credit facility and prevent us from making debt service payments on any other indebtedness we owe. If the indebtedness under our credit facility is accelerated, we may not have sufficient assets to repay amounts due under our credit facility or other debt agreements then outstanding. In addition, if we default under our credit agreement, the bank lenders could foreclose on the collateral securing that facility, which includes substantially all of our assets.

        We may be unable to implement successfully our growth objectives in international markets.

        Our business strategy includes increasing our international sales through increased sales and marketing activities in targeted regions, by entering into strategic alliances, joint ventures and/or other business arrangements. Our efforts to increase international sales may be adversely affected by, among other things:

  •
  changes in foreign import restrictions and regulations,

  •
  taxes,

  •
  currency exchange rates,

  •
  currency and monetary transfer restrictions and regulations,

  •
  changes in U.S. law affecting foreign trade, and

  •
  economic and political changes in the foreign nations in which our products are sold.

        One or more of these factors could have a material adverse effect on our business, financial condition or results of operations in the future.

        Our construction business's success requires that we complete the projects we manage on time and on budget. Our ability to do this can be adversely affected by various factors, many of which are beyond our control, including the failure of sub-contractors to perform their services, the inability of customers to obtain necessary permits and other authorizations on schedule, and inclement weather.

        Our construction business typically manages projects for which a fixed price has been provided to the customer. As a result, the success of that business depends on our ability to complete these projects in accordance with the schedules and budgets on which we based the pricing of the projects. Our ability to meet this objective is subject to various risks including:

  •
  the failure of subcontractors and other third parties who perform services in connection with our construction projects to perform their services in a satisfactory and timely manner, or the inability of our customers, who typically are responsible for obtaining the necessary permits and authorizations for tower construction, to obtain those permits and authorizations on a basis that allows the project to be constructed on the anticipated schedule; and

  •
  delays caused by unusual or inclement weather.

        Increases in raw material costs could adversely impact our gross profit margins.

        Steel, zinc and concrete constitute a significant portion of our costs of goods sold. In the event of an increase in our costs for these products, we may not be able to pass on the increased cost by raising the prices of our products, which could have a material and adverse impact on our gross profit margins.

        We are dependent on our senior management. If we lose members of our senior management, we may not be able to find appropriate replacements on a timely basis and our business could be adversely affected.

        Our existing operations and continued future development depend to a significant extent upon the performance and active participation of certain key individuals as employees. We cannot guarantee that we will be successful in retaining the services of these, or other key personnel. If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

        Risks associated with the operation of our manufacturing facilities may have a material adverse affect on our business.

        Our revenues are dependent on the continued operation of our various manufacturing facilities. The operation of manufacturing plants involves many risks including

  •
  the breakdown, failure or substandard performance of equipment,

  •
  inclement weather and natural disasters,

  •
  the need to comply with directives of, and maintain all necessary permits from, government agencies,

  •
  raw material supply disruptions,

  •
  labor force shortages, work stoppages or other labor difficulties, and

  •
  transportation interruptions.

        The occurrences of material operational problems, including but not limited to the above events, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or with respect to various facilities of our company as a whole, during the period of the operational difficulties.

        In 2000 we opened a new Enclosure Structure facility in Casa Grande, Arizona. As a result of the severe and sudden decline in the fiber optics market, we have ceased operations at the Casa Grande facility as of the end of 2001. The facility in Casa Grande is listed for sale. With the current state of the real estate market in the Casa Grande area, we may not be able to sell the Casa Grande facility.

        Future domestic or international legislation or regulatory actions relating to wireless communications services or telecommunications could negatively impact tower sales.

        Concern over tower proliferation has grown in recent years, and as a result certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. These concerns could result in our customers not being able to place all of the towers currently anticipated.

        We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the release of such statements or to reflect the occurrence of unanticipated events.

QuickLinks

  Exhibit 99.1
CAUTIONARY STATEMENT REGARDING RISKS AND UNCERTAINTIES RELATING TO OUR FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES REFORM ACT OF 1995